Exhibit 23.2



                       Consent of KPMG Peat Marwick LLP

The Board of Directors
Rayovac Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of Rayovac Corporation of our report dated October 28, 1997, relating to the consolidated balance sheet of Rayovac Corporation and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended September 30, 1997, which report appears in Form S-1 of Rayovac Corporation.


/s/ KPMG Peat Marwick LLP

Milwaukee, Wisconsin
December 15, 1997